Exhibit 12C
                                                                     Page 1 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED

                                                        Six Months Ended

                                                  ---------------------------
                                                    June 30,        June 30,
                                                      2000            1999
                                                  -----------      ----------


OPERATING REVENUES                                 $426,894         $451,346
                                                    -------          -------

OPERATING EXPENSES                                  358,584          333,695
  Interest portion of rentals (A)                     1,463            2,305
                                                    -------          -------
      Net expense                                   357,121          331,390
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 499              500
  Other income, net                                   4,705            7,849
                                                    -------          -------
      Total other income and deductions               5,204            8,349
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $ 74,977         $128,305
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 16,401         $ 20,797
  Other interest (B)                                  4,277            5,439
  Interest portion of rentals (A)                     1,463            2,305
                                                    -------          -------
      Total fixed charges                          $ 22,141         $ 28,541
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     3.39             4.50
                                                       ====             ====

Preferred stock dividend requirement               $    -           $    154
Ratio of income before provision for
  income taxes to net income (C)                      167.8%           161.5%
                                                    -------          -------
Preferred stock dividend requirement
  on a pretax basis                                     -                249
Fixed charges, as above                              22,141           28,541
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 22,141         $ 28,790
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        3.39             4.46
                                                       ====             ====

                                                                     Exhibit 12C
                                                                     Page 2 of 2

             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
       ------------------------------------------------------------------
                                    UNAUDITED

NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for trust preferred securities of $3,670 and $306 for the six month periods ended June 30, 2000 and 1999, respectively, and amount for company-obligated mandatorily redeemable preferred securities of $4,594 for the six month period ended June 30, 1999.

(C) Represents income before provision for income taxes of $52,836 and $138,016 for the six month periods ended June 30, 2000 and 1999, respectively, divided by net income of $31,481 and $85,435, respectively, for the same periods.